, 2019
Exhibit 99.1

ERIC ZINTERHOFER TO STEP DOWN FROM LIBERTY LATIN AMERICA BOARD OF DIRECTORS FOLLOWING YEARS OF SERVICE

Denver, Colorado – December 19, 2025: Liberty Latin America Ltd. (“Liberty Latin America” or the “Company”) (NASDAQ: LILA and LILAK, OTC Link: LILAB) today announced that Eric Zinterhofer will transition off its Board of Directors after eight years of dedicated service effective December 31, 2025. The Board will be comprised of 9 members.

Mike Fries, Executive Chairman of Liberty Latin America, said, “On behalf of the Board, I want to thank Eric for his many years of dedicated service and outstanding contributions. Throughout his tenure, he brought deep professional expertise, sound judgment, and a thoughtful perspective that consistently strengthened our decision-making. He is a trusted advisor to the management team and a valued colleague to all Board members. We are grateful for the lasting impact he has made on Liberty Latin America and wish him every success in the future.”

Balan Nair, President and CEO of Liberty Latin America, added, “Eric has made a significant difference to our business and he will be missed. However, he remains a strong friend of Liberty Latin America, and we will continue to tap his expertise as we grow our company.”

Commenting on the transition, Eric Zinterhofer, said, “It has been a privilege to serve on the Liberty Latin America Board and to work alongside such a strong, capable management team. The company has a clear strategy, solid momentum, and an exciting roadmap for the future. I am confident the business is well positioned for success, and while my time on the Board concludes, I will be watching the company’s progress with great interest and pride.”

ABOUT LIBERTY LATIN AMERICA

Liberty Latin America is a leading communications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands BTC, Flow, Liberty and Más Móvil. The communications and entertainment services that we offer to our residential and business customers in the region include digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a subsea and terrestrial fiber optic cable network that connects more than 30 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols “LILA” (Class A) and “LILAK” (Class C), and on the OTC link under the symbol “LILAB” (Class B).

For more information, please visit www.lla.com or contact:

Investor Relations: Corporate Communications:
Soomit Datta ir@lla.com Michael Coakley llacommunications@lla.com